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Exhibit 99.1

OAK TECHNOLOGY, INC.
1994 STOCK OPTION PLAN
(AS AMENDED AND RESTATED DECEMBER 18, 2002)

1.    Purpose.    This Plan is intended to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and any Parent or Subsidiary of the Company by offering them an opportunity to participate in the Company's future performance through awards of Options, and to provide such eligible persons with a proprietary interest (or increase their existing proprietary interest) in the Company. Capitalized terms not defined in the text of the Plan are defined in Section 15.

2.    Stock Subject to the Plan.    The capital stock subject to the Plan shall be shares of the Company's authorized but unissued Common Stock or treasury shares of Common Stock. The maximum aggregate number of shares of Common Stock which may be issued under the Plan is Eighteen Million Three Hundred Thousand (18,300,000) subject to adjustments pursuant to Section 8 hereof. In the event that any outstanding Option under the Plan shall expire by its terms or is otherwise terminated for any reason (or if shares of Common Stock of the Company that are issued upon exercise of an Option are subsequently reacquired by the Company pursuant to contractual rights of the Company under the particular Option Agreement), the shares of Common Stock allocated to the unexercised portion of such Option (or the shares so reacquired by the Company pursuant to the terms of the Option Agreement) shall again become available to be made subject to Options granted under the Plan.

3.    Administration.

  3.1    Power and Authority.    The Plan shall be administered by the Board and/or the Committee. Subsequent references herein to the Board shall also mean the Committee if such Committee has been appointed, and, unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein. Subject to the general purposes, terms and conditions of the Plan, the Board shall have full power and authority to implement and carry out the Plan. More specifically, the Board shall have the following powers and authority (which listing is provided by way of example and is not intended to be comprehensive or limiting to the extent of powers not included):

    3.1.1    Selection of Participants.    To determine the persons providing services to the Company to whom, and the time or times at which, Options to purchase Common Stock of the Company shall be granted.

    3.1.2    Number of Option Shares.    To determine the number of shares of Common Stock to be subject to Options granted to each Participant, provided that no person shall be eligible to receive more than One Million Six Hundred Thousand (1,600,000) shares of Common Stock at any time during the term of the Plan pursuant to the grant of Options hereunder.

    3.1.3    Exercise Price.    To determine the price to be paid for the shares of Common Stock upon the exercise of each Option.

    3.1.4    Term, Vesting and Exercise Schedule.    To determine the term, vesting and exercise schedule of each Option, including the effect of a Participant's termination of employment or service.

    3.1.5    Other Terms of Options.    To determine the terms and conditions of each Option Agreement (which need not be identical) entered into between the Company and any Participant.

    3.1.6    Interpretation of Plan.    To construe and interpret the Plan, any Option Agreement and any other agreement or document executed pursuant to the Plan and to prescribe, amend and rescind rules and regulations relating to the Plan.

    3.1.7    Waivers; Correction of Defects.    To grant waivers of Plan or Option Agreement conditions and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement.

    3.1.8    Modification, Extension and Renewal of Options.    To modify, extend, renew or grant a new Option in substitution for, any Option granted under the Plan; provided, however, that no such modification or cancellation and re-grant of an Option shall, without the written consent of the Participant, alter or impair any rights of the Participant under any Option previously granted under the Plan.

    3.1.9    Delegation.    To delegate to one or more officers or employees of the Company the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose; provided, however, that the Committee shall exercise, and may not delegate any discretionary authority with respect to, all substantive decisions and functions regarding the Plan and Options granted under the Plan as those relate to Insiders of the Company.

    3.1.10    General Authority.    To take such actions and make such determinations as the Board deems necessary or advisable for the administration of the Plan, subject to complying with the Plan and with applicable legal requirements.

  3.2    Board Discretion.    The interpretation and construction by the Board of any provision of this Plan, or any Option granted pursuant hereto (including the applicable Option Agreement), shall be final, binding and conclusive upon all parties in interest. In the event of any conflict between any Option Agreement and the Plan, the terms of the Plan shall govern. No member of the Board shall be liable to the Company, any Parent or Subsidiary of the Company, or the holder of any Option granted under the Plan for any action, inaction, determination or interpretation made in good faith with respect to the Plan or any transaction under the Plan.

  3.3    Intent to Comply with SEC Rule 16b-3.    With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of SEC Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or any action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amounts of awards) shall be deemed automatically to be incorporated by reference into the Plan insofar as Insider Participants are concerned.

4.    Eligibility and Award of Options.

  4.1    Authority to Grant and Eligibility.    The Board shall have full and final authority, in its discretion and at any time and from time to time during the term of this Plan, to grant or authorize the granting of Options to such employees (including officers and directors) of, non-employee directors of and consultants retained by, the Company or any Parent or Subsidiary of the Company as it may select. Any individual who is eligible to receive an Option under this Plan shall be eligible to hold more than one Option at any given time, in the discretion of the Board. The Board shall have full and final authority in its discretion to determine, in the case of employee Participants (including employees who are officers or directors), whether such Options shall be incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock

  Options") or options that do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"); however, no Incentive Stock Option may be granted to any person who is not a bona fide employee of the Company or any Parent or Subsidiary of the Company. Persons selected by the Board who are prospective employees of, non-employee directors of or consultants to be retained by, the Company or any Parent or Subsidiary of the Company shall be eligible to receive Non-Qualified Stock Options; provided, however, that in the case of such prospective employment or other engagement, the exercisability of such Options shall be subject in each case to such person in fact becoming an employee, non-employee director or consultant, as applicable, of the Company or any Parent or Subsidiary of the Company.

  4.2    Certain Restrictions Applicable to Options.    No Incentive Stock Option shall be granted to any Participant who, at the time such Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of outstanding capital stock of the Company, or any Parent or Subsidiary of the Company, unless the exercise price (as provided in Section 5.1 hereof) is not less than one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date the Incentive Stock Option is granted and the period within which such Incentive Stock Option may be exercised (as provided in Section 5.2 hereof) does not exceed five (5) years from the date the Incentive Stock Option is granted. For purposes of this Section 4.2, in determining stock ownership, a Participant shall be considered as owning the voting capital stock owned, directly or indirectly, by or for his or her brothers and sisters, spouse, ancestors and lineal descendants. Voting capital stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its stockholders, partners or beneficiaries, as applicable. Additionally, for purposes of this Section 4.2, outstanding capital stock shall include all capital stock actually issued and outstanding immediately after the grant of the Option to the Participant. Outstanding capital stock shall not include capital stock authorized for issue under outstanding Options held by the Participant or by any other person. Additionally, the aggregate Fair Market Value (determined as of the date an Option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by an employee Participant during any one calendar year (under this Plan and under all other incentive stock option plans of the Company and of any Parent or Subsidiary of the Company) shall not exceed One Hundred Thousand Dollars ($100,000). If the aggregate Fair Market Value (determined as of the date an Option is granted) of the Common Stock with respect to which Incentive Stock Options granted are exercisable for the first time by a Participant during any calendar year exceeds One Hundred Thousand Dollars ($100,000), the Options for the first One Hundred Thousand Dollars ($100,000) worth of shares of Common Stock to become exercisable in such calendar year shall be Incentive Stock Options and the Options for the amount in excess of One Hundred Thousand Dollars ($100,000) that become exercisable in that calendar year shall be Non-Qualified Stock Options. In the event that the Code or the regulations promulgated thereunder are amended after the effective date of the Plan to provide for a different limit on the Fair Market Value of shares of Common Stock permitted to be subject to Incentive Stock Options, such different limit shall be automatically incorporated herein and shall apply to Options granted after the effective date of such amendment.

  4.3    Prohibition on Option Repricing.    Other than for adjustments set forth in Section 8 hereof, an outstanding Option may not be repriced by lowering the option exercise price or by cancellation of an outstanding Option with a subsequent replacement or regrant of an Option with a lower exercise price, unless approved by the stockholders of the Company.

5.    Terms and Provisions of Option Agreements.    Each Option granted under the Plan shall be evidenced by an Option Agreement between the Participant and the Company. Each such Option Agreement shall set forth the number of shares of Common Stock subject to the Option and shall be subject to the following terms and conditions, and to such other terms and conditions not inconsistent herewith as the Board may deem appropriate in each case:

  5.1    Exercise Price.    The price to be paid for each share of Common Stock upon the exercise of an Option shall be determined by the Board at the time the Option is granted; provided, however, that (1) no Non-Qualified Stock Option shall have an exercise price less than eighty-five percent (85%) of the Fair Market Value of the Common Stock on the date the Option is granted, provided, further, that no more than five percent (5%) of the shares of Common Stock authorized for issuance under the Plan shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Option is granted; (2) no Incentive Stock Option shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Option is granted and (3) all Incentive Stock Options granted to ten percent (10%) stockholders of the Company shall have an exercise price of not less than one hundred ten percent (110%) of Fair Market Value at the date of the grant, as provided in Section 4.2 hereof. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Non-Qualified Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner complying with the provisions of Section 424(a) of the Code.

  5.2    Term of Options.    The period or periods within which an Option may be exercised shall be determined by the Board at the time the Option is granted, but no exercise period shall exceed ten (10) years from the date the Option is granted (or five (5) years in the case of any Incentive Stock Option granted to a ten percent (10%) stockholder as described in Section 4.2 hereof).

  5.3    Exercisability.    Options granted under this Plan shall be exercisable at such future time or times (or may be fully exercisable upon grant), whether or not in installments, as shall be determined by the Board and provided in the form of Option Agreement. Notwithstanding any other provisions of this Plan, no Option may be exercised after the expiration of ten (10) years from the date of grant.

  5.4    Method of Payment for Common Stock Upon Exercise.    Except as otherwise provided in the applicable Option Agreement (subject to the limitations of this Plan), the exercise price for each share of Common Stock purchased under an Option shall be paid in full in cash at the time of purchase (or by check acceptable to the Board). At the discretion of the Board, the Option Agreement may provide for (or the Board may permit) the exercise price to be paid by one or more of the following additional alternative methods: (1) the surrender of shares of the Company's Common Stock, in proper form for transfer, owned by the Participant exercising the Option and having a Fair Market Value on the date of exercise equal to the exercise price, provided that such shares (a) have been owned by the Participant for more than six (6) months and have been paid for within the meaning of Rule 144 under the Securities Act (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares) or (b) were obtained by the Participant in the public market, (2) to the extent permitted under the applicable provisions of the Delaware General Corporation Law, the delivery by the Participant exercising the Option of a full recourse promissory note in a form approved by the Company and executed by such Participant, bearing interest at a per annum rate which is not less than the "test rate," as set by the regulations promulgated under Sections 483 or 1274, as applicable, of the Code and as in effect on the date of exercise, (3) consummation of an immediate sale proceeds transaction ("Immediate Sale Proceeds"), which transaction may be executed (a) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (a "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the shares of Common Stock so purchased under the Option to pay for the aggregate exercise price, and whereby the

  NASD Dealer irrevocably commits upon receipt of such shares to forward the aggregate exercise price directly to the Company or (b) through a "margin" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the shares of Common Stock so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the aggregate exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the aggregate exercise price directly to the Company, or (4) any combination of the foregoing, so long as the sum of the cash so paid, plus the Fair Market Value of the shares of Common Stock so surrendered, the principal amounts of the promissory notes so delivered, and the Immediate Sale Proceeds so executed, is equal to the aggregate exercise price. No share of Common Stock shall be issued under any Option until full payment therefor has been made in accordance with the terms of the Option Agreement (and in compliance with the Plan). Any promissory note accepted upon the exercise of an Option from a Participant who is a consultant retained by the Company or any Parent or Subsidiary of the Company shall be adequately secured by collateral other than the shares of Common Stock acquired upon such exercise. Notwithstanding the foregoing, an Option may not be exercised by surrender to the Company of shares of the Company's Common Stock to the extent such surrender of stock would constitute a violation of the provisions of any law, regulation and/or agreement restricting the redemption of the Company's Common Stock. Unless otherwise provided by the Board, in the event the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company's securities, any promissory note shall comply with such applicable regulations, and the Optionee shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations. The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve and/or terminate any program and/or procedure for the exercise of Options by means of an execution of Immediate Sale Proceeds.

  5.5    Non-Assignability.    No Option granted under the Plan shall be assignable or transferable by a Participant except by will or the laws of descent and distribution and each Option granted under the Plan shall be exercisable only by the Participant during his or her lifetime.

  5.6    All Options Subject to Terms of this Plan.    In addition to the provisions contained in any Option Agreement granted under this Plan, each Option Agreement shall provide that it is subject to the terms and conditions of this Plan and each Participant shall be given a copy of this Plan. Further, any terms or conditions contained in any Option Agreement which are inconsistent in any respect with the provisions of this Plan shall be disregarded and void, or shall be deemed amended to the extent necessary to comply with the provisions of this Plan and the intent of the Board.

  5.7    Other Provisions.    Option Agreements under the Plan shall contain such other provisions, including, without limitation: (1) restrictions and conditions upon the exercise of the Option, (2) rights of first refusal in favor of the Company (or its assignees) applicable to shares of Common Stock acquired upon exercise of an Option which are subsequently proposed to be transferred by the Participant, (3) lock-up agreements (applicable in the event of the public offering of the Common Stock of the Company) restricting a Participant from any sales or other transfers of Common Stock received upon exercise of the Option for a designated period of time following the effective date of a registration statement under the Securities Act, (4) other restrictions on the transferability or right to retain shares of the Common Stock received upon the exercise of the Option, including repurchase rights at original cost based on a vesting schedule, (5) commitments to pay cash bonuses, make loans or transfer other property to a Participant upon exercise of any Option, and (6) restrictions required by applicable federal, state and foreign securities laws, as the Board shall deem necessary or advisable; provided that no such additional provision shall be inconsistent with any other term or condition of this Plan and no such additional provision shall cause any Incentive Stock Option granted hereunder to fail to qualify as an incentive stock option under Section 422 of the Code. Without limiting the generality of the foregoing, the Board may provide in the form of Option Agreement that, in lieu of an exercise schedule, the Option may immediately be exercisable in full and provide a "vesting schedule" with respect to the Common Stock so purchased, giving the Company (or its assignees) the right to repurchase the shares of Common Stock at cost (or some other specified amount) to the extent such shares have not become vested upon any termination of the Participant's employment or other engagement with the Company, which vesting may depend upon or be related to the attainment of performance goals or other conditions (such as the passage of stated time periods) pursuant to which the obligation to resell such shares to the Company shall lapse.

6.    Securities Law Requirements.    No shares of Common Stock shall be issued upon the exercise of any Option unless and until: (1) the Company and the Participant have satisfied all applicable requirements under the Securities Act and the Exchange Act, (2) any applicable listing requirement of any stock exchange on which the Company's Common Stock is listed has been satisfied, and (3) all other applicable provisions of state, federal and foreign law have been satisfied. The Board shall cause such legends to be placed on certificates evidencing shares of Common Stock issued upon exercise of an Option as, in the opinion of the Company's counsel, may be required by applicable federal, state and foreign securities laws.

7.    Withholding Taxes.    The exercise of any Option granted under this Plan shall be conditioned upon the Participant's payment to the Company of all amounts (in addition to the exercise price) required to meet federal, state, local or foreign taxes of any kind required by law to be withheld with respect to shares of Common Stock to be issued upon the exercise of such Option. The Company shall have the right to deduct from payments of any kind otherwise due to a Participant (whether regular salary, commissions, or otherwise) any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any shares of Common Stock issued upon exercise of Options granted under the Plan. The Board, in its discretion, may permit or require satisfaction of any such withholding obligations by withholding from the shares of Common Stock to be issued on exercise of an Option that number of shares of Common Stock having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. In addition, the Board, in its discretion, may declare cash bonuses to a Participant to satisfy any such withholding requirements or may incorporate provisions in the applicable Option Agreement allowing (or after grant of the Option may permit, in its discretion) a Participant to satisfy any such withholding obligations, in whole or in part, by delivery of shares of the Company's Common Stock already owned by such Participant and which are not subject to repurchase, forfeiture, vesting or other similar requirements or restrictions. The Fair Market Value of any such shares used to satisfy such withholding obligations shall be determined as of the date the amount of tax to be withheld is to be determined.

8.    Adjustments Upon Changes in Capitalization or Change of Control.

  8.1    Stock Splits and Similar Events.    Appropriate adjustments shall be made in the number and class of shares of capital stock subject to the Plan as described in Section 2 and to any outstanding Options and in the exercise price of any outstanding Options in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company. In the event a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become shares of another corporation (the "New Shares"), the Company may unilaterally amend such Options to provide that each Option is exercisable for New Shares. In the event of any such amendment, the number of shares subject to and the exercise price of each Option shall be adjusted in a fair and equitable manner.

  8.2    Change of Control.    In the event of a Change of Control (as defined below), the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation"), shall either assume the Company's rights and obligations under outstanding Options or substitute options for the Acquiring Corporation's stock for such outstanding Options. Any Options which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change of Control nor exercised as of the date of the Change of Control shall terminate and cease to be outstanding effective as of the date of the Change of Control. A "Change of Control" shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

    8.2.1    the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange.

    8.2.2    a merger or consolidation in which the Company is not the surviving corporation, other than a merger or consolidation with a wholly-owned Subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the Stockholders of the Company and the Options are assumed or substituted by the Acquiring Corporation, which assumption or substitution shall be binding on all Participants.

    8.2.3    a merger or consolidation in which the Company is the surviving corporation where the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger or consolidation.

    8.2.4    the sale, exchange, or transfer of all or substantially all of the assets of the Company other than a sale, exchange, or transfer to one (1) or more Subsidiaries of the Company.

    8.2.5    a liquidation or dissolution of the Company.

    8.2.6    any other transaction which qualifies as a "corporate transaction" under Section 424 of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

  8.3    Board's Determination Final and Binding Upon Participants.    The foregoing determinations and adjustments in this Section 8 relating to stock or securities of the Company shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. The Company shall give notice of any such adjustment or action to each Optionee; provided, however, that any such adjustment or action shall be effective and binding for all purposes, whether or not such notice is given or received.

  8.4    No Fractions of Shares.    Fractions of shares shall not be issued by the Company. Instead, such fractions of shares shall either be paid in ash at Fair Market Value or shall be rounded up or down to the nearest share, as determined by the Board.

  8.5    No Rights Except as Expressly Stated.    Except as expressly provided in this Section 8, no additional rights shall accrue to any Participant by reason of any subdivision or combination of shares of the capital stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, merger, consolidation or spin-off of assets or stock of another corporation, and any issuance by the Company of shares of stock of any class or of securities convertible into shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of shares of Common Stock subject to Options granted hereunder.

  8.6    No Limitations on Company's Discretion.    The grant of Options under this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

9.    No Additional Employment Related Rights or Benefits.

  9.1    No Special Employment Rights.    Nothing contained in this Plan or in any Option Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment or other engagement by the Company or any Parent or Subsidiary of the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment or consulting agreement to the contrary, at any time to terminate such employment or consulting or other relationship or to increase or decrease the compensation of any Participant. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of a Participant's employment or other engagement shall be determined by the Board.

  9.2    Other Employee Benefits.    The amount of any compensation deemed to be received by any Participant as a result of the exercise of an Option or the sale of shares received upon such exercise will not constitute compensation with respect to which any other employment (or other engagement) related benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board or as expressly provided for in the Option Agreement. The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

10.    Rights as a Stockholder and Access to Information.    No Participant and no person claiming under or through any such Participant shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any of the shares of capital stock issuable upon the exercise of any Option granted under this Plan, unless and until the Option is properly and lawfully exercised and a certificate representing the shares so purchased is duly issued to the Participant or to his or her estate. No adjustment shall be made for dividends or any other rights if the record date relating to such dividend or other right predates the date the Participant became a stockholder. Participants shall be provided annual financial statements of the Company.

11.    Use of Proceeds.    The proceeds received from the sale of shares of the Common Stock upon exercise of Options granted under the Plan shall be used for general corporate purposes.

12.    Reservation of Shares.    The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan and all Options issued hereunder.

13.    Term of Plan.

  13.1    Effective Date and Stockholder Approval.    The Plan became effective when adopted by the Board on December 13, 1994, but no Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's stockholders by the vote of the holders of a majority of the outstanding shares of the Company present and entitled to vote at a duly held meeting of the Company's stockholders (or by consent of the holders of the outstanding shares of the Company entitled to vote) in accordance with the requirements of the Company's Bylaws and the Delaware General Corporation Law. If such stockholder approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, any Options previously granted under the Plan shall terminate and no further Options shall be granted. Subject to the foregoing limitation, Options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

  13.2    Termination.    Unless sooner terminated in accordance with Section 14, the Plan shall terminate upon the earlier of: (1) December 18, 2012, or (2) the date on which all shares available for issuance under the Plan shall have been issued pursuant to Options granted under the Plan and none of such shares shall remain subject to contractual repurchase rights of the Company pursuant to "vesting" or other similar provisions. If the date of termination is determined under clause (1) above, then any Options outstanding on such date shall continue to have force and effect in accordance with the provisions of the Option Agreements evidencing such Options.

14.    Early Termination and Amendment of the Plan.    The Board may from time to time suspend or terminate the Plan or revise or amend it; provided, however, that, no amendment shall be effective without the approval of the Company's stockholders at a duly held meeting by the vote of a majority of the shares present and entitled to vote (or by written consent of the holders entitled to vote) in compliance with the requirements of the Company's Bylaws and the Delaware General Corporation Law, if (1) the Board determines that approval of such amendment is required in order that transactions in the Company's Common Stock under the Plan be exempt from the operation of Section 16(b) of the Exchange Act, (2) such amendment materially increases the aggregate number of shares of Common Stock that may be issued upon exercise of Options granted under the Plan (except for adjustments made pursuant to Section 8 hereof), (3) materially modifies the requirements as to eligibility for participation in the Plan; or (4) such amendment materially increases the benefits under the Plan.

15.    Definitions.    As used in the Plan, the following terms shall have the following meanings:

  15.1    "Board" means the Board of Directors of the Company, as it may be comprised from time to time.

  15.2    "Code" means the Internal Revenue Code of 1986, as amended, and applicable regulations.

  15.3    "Committee" means the Compensation Committee of the Board comprised of at least two (2) directors; provided, however, that each member of any such Committee must be a Disinterested Person, and provided, further, that if two (2) or more directors are non-employee directors, the Committee shall be comprised of members of the Board, all of whom are non-employee directors and Disinterested Persons.

  15.4    "Company" means Oak Technology, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

  15.5    "Disability" means a disability, whether temporary or permanent, partial or total, as determined by the Board.

  15.6    "Disinterested Person" shall have the meaning set forth in Rule 16b-3(c)(2)(i), as promulgated by the SEC under Section 16(b) of the Exchange Act, as such rule is amended from time to time and as interpreted by the SEC.

  15.7    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  15.8    "Fair Market Value" means, as of any date, the value of a share of the Company's Common Stock determined as follows:

    15.8.1    if such Common Stock is then quoted on the Nasdaq National Market System, its last reported sale price on the Nasdaq National Market System on the trading day next preceding that date or, if no such reported sale takes place on the trading day next preceding such date, the average of its closing bid and asked prices on the Nasdaq National Market System on the trading day next preceding such date;

    15.8.2    if such Common Stock is publicly traded and is then listed on a national securities exchange, its last reported sale price on the national securities exchange on which the Common Stock is then listed on the trading day next preceding that date or, if no such reported sale takes place on the trading day next preceding such date, the average of its closing bid and asked prices on the national securities exchange on which the Common Stock is then listed on the trading day next preceding such date;

    15.8.3    if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market System nor listed or admitted to trading on a national securities exchange, the average of its closing bid and asked prices on the trading day next preceding such date, as reported by The Wall Street Journal, for the over-the-counter market; or

    15.8.4    if none of the foregoing is applicable, by the Board in good faith, with such determination being based upon past arms'-length sales by the Company of its equity securities and other factors considered relevant in determining the Company's fair value.

        Notwithstanding anything to the contrary in this Section 15.8, any Option Agreement may provide for alternative means of valuation for the purpose of repurchase at fair market value of shares acquired.

  15.9    "Insider" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to Section 16 of the Exchange Act.

  15.10    "Option" means an option to purchase shares of Common Stock pursuant to the Plan.

  15.11    "Option Agreement" means an agreement described in Section 5 entered into by the Company and a Participant, setting forth the terms, conditions and limitations applicable to the Option granted to the Participant.

  15.12    "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting of an Option, each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

  15.13    "Participant" means a person who is granted one or more Options under the Plan.

  15.14    "Plan" means this Oak Technology, Inc. 1994 Stock Option Plan, as amended from time to time.

  15.15    "SEC" means the Securities and Exchange Commission.

  15.16    "Securities Act" means the Securities Act of 1933, as amended.

  15.17    "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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  Exhibit 99.1